CONSULTANT SERVICES AGREEMENT

This Agreement is made this 1st day of July, 2009, between:

1. NAD Ltd, a company duly constituted and lawfully operating under the laws of Cyprus, having its registered seat at 30 Tempon Street, Engomi, PO Box 28006, Nicosia, legally represented by Dr. Nick Demos, legally authorized for the signature of the present agreement (hereinafter the “Consultant”), and

2. ANAVEX Life Sciences Corp., a company duly constituted and lawfully operating under the laws of the state of Nevada, USA, having its representative office, in Geneva, Switzerland, (hereinafter the “Company”).

Each of the Company and the Consultant shall hereinafter be referred to as the “Party” and, together with each other, the “Parties”.

The provisions of the Preamble contain substantive provisions, giving rise to rights, claims and obligations in favour of, or against, the Parties.

Preamble

Whereas the Consultant represents and warrants to the Company that it is an experienced operator at providing investor relations consultancy and related programme implementation services;

Whereas the Consultant is interested in providing the Company, with the below mentioned services, and the Company, acting on its own behalf is accepting the same, subject to the following terms and conditions;

1. Services

The Consultant shall provide to the Company, with domestic and international investor relations consultancy and associated programme implementation services, and shall also act as a Company financial communications partner. More specifically, the Consultant shall develop and implement, locally and abroad, investor and public relations strategies and shall manage their ongoing investor relations, with a view, inter alia, to helping the Company:

*	Strengthen their relationship with investors, shareholders, fund managers, analysts, etc. (hereinafter the “Interested Persons”); and

*	Articulating and presenting its business strategy and financial performance to Interested Persons.

2. Commencement and Duration of the Agreement

2.1 The term of this Agreement shall be one (1) calendar year, commencing on 1st day of July, 2009 and expiring, unless earlier terminated, on 30th day of April, 2010, and an option to extent for one more year.

2.2 Either party may terminate this Agreement by giving the other party 30 days written notice of termination.

2.3 Upon termination the Consultant shall have 30 days to exercise any options that have already vested. After 30 days any unexercised options shall become void and of no further effect All non-vested options at the time of termination or death shall become immediately void and of no further effect.

3. Fees

The Consultant will charge an annual retainer fee of $4000.00 USD per month, invoiced monthly, at the beginning of each month. The fees will be paid in any bank account following prior written notification by the Company.

4. Placement and other Bonus Success

If, during the period that is the Consultant is retained by the Company under this Agreement or within 12 months after termination or expiration of this engagement (subject that a letter of intent, definitive agreement or other similar such document is agreed to prior to termination of our engagement), any business relationship is contracted with any strategic partner introduced by NAD Ltd to, the following fees shall become payable:

  In case of an equity investment by a financial partner into the ANAVEX group of companies, a success fee of 2.0% of the equity funds contributed becomes payable within 10 business days after the equity funds have been raised by the Consultant.
  In case of an equity investment by a strategic partner into the ANAVEX group of companies, a success fee of 2.0% of the equity funds contributed becomes payable within 10 business days after the equity funds have been raised by the Consultant.
  In case of an loan investment into, a bond issue by or a guarantee given to ANAVEX group, a success fee of 1.0% of the loan, bond or guarantee volume becomes payable within 10 business days after the respective funds have been raised by the Consultant.

5. Stock Options

The Consultant will be issued 120,000 Share purchase options subject to the terms and conditions as outlined in Schedule 1 as attached.

6. Expenses

The Company will reimburse to the Consultant all reasonable expenses incurred directly related to the Consultants efforts to carry out his obligations for this Agreement. Amounts exceeding $1000 per month will require written authorization from the Company prior to incurring of the charges.

7. Waiver of Rights

No failure by either Party to exercise, nor any delay by either Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

8. Modifications

Any modification of the present agreement all of the terms of which are regarded as essential will be effectuated by mutual agreement, in writing and signed by each party whose rights hereunder are effected thereby.

9. Notifications

The correspondence and any other communication between the parties will be conducted in the English language. The letters will be delivered to the contracting parties to the above mentioned addresses respectively.

10. Settlement of Disputes

This Agreement shall be governed, construed and enforced in accordance with the laws of Greece. The Parties submit to the exclusive jurisdiction of the competent courts of Athens in regard to any disputes that may arise from or in connection with this Agreement and cannot be settled amicably within a reasonable period of time.

11. Miscellaneous

11.1 Neither Party shall disclose or cause to be disclosed: [(i) the existence, execution and contents of this Agreement], and (ii) any information, data or documents which either Party may have obtained, by virtue of, in connection with, or in the course of, this Agreement and the discharge of the functions envisaged therein, in relation to the other Party, its Group members, shareholders, employees, officers and advisors, without the prior written consent of the other Party, unless directed by a court or other authority or for the purpose of safeguarding its legitimate rights and interests hereunder. The confidentiality obligation shall survive termination of this Agreement and breach thereof shall qualify as due cause for termination of this Agreement against the breaching party.

11.2 Each Party shall execute or cause to be executed such additional documents and take such other actions necessary or advisable to give full effect to the terms of this Agreement.

11.3 This Agreement supersedes any and all prior agreements, understandings, communications or contracts entered into or exchanged between the Parties on the subject matter.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written, in July 1, 2009 counterparts, each of which shall, for all purposes, be deemed as original, but all of which together shall constitute one and the same legal instrument.

The Contracting Parties

For the Company: ANAVEX Life Sciences Group Harvey Lalach

For the Consultant: NAD Ltd Nick Demos

Date: July 1, 2009

SCHEDULE 1

STOCK OPTION AGREEMENT

This Stock Option Agreement is made as of July 1, 2009 by and between Anavex Life Sciences Corp. (the “Corporation”), and NAD Ltd. (the “Optionee”).

RECITALS

A. The Corporation and the Optionee have entered into a Consulting Agreement dated as of July 1, 2009 (the “Consulting Agreement”) that provides for the grant of stock options to the Optionee to purchase shares of the Corporation’s common stock (the “Shares”). The stock options granted herein are being granted pursuant to the Consulting Agreement.

NOW THEREFORE, specifically incorporating these recitals herein, it is agreed as follows:

AGREEMENT

GRANT OF OPTIONS

NUMBER OF SHARES. Subject to the terms and conditions of this Agreement and the Consulting Agreement, the Corporation grants to Optionee, Options to purchase from the Corporation One hundred thousand (120,000) shares (the “Option Shares”).

EXERCISE PRICE. Each Option Share is exercisable at a price of US $2.50 per share (the “Option Price”).

TERM. The Expiration Date for all Options shall be July 1, 2014.

VESTING. The Options granted herein vest in accordance with the terms set out below:

All options to vest upon completion of a minimum financing of $3,000,000 introduced and closed by the Optionee.

CONDITIONS OF OPTION.

The Options may be exercised immediately upon vesting, subject to the terms and conditions as set forth in this Agreement and the Consulting Agreement.

EXERCISE OF OPTION

DATE EXERCISABLE. The Options shall become exercisable by Optionee in accordance with the vesting terms as above.

MANNER OF EXERCISE OF OPTIONS AND PAYMENT FOR COMMON STOCK. The Options may be exercised by the Optionee, in whole or in part, by giving written notice to the Secretary of the Corporation, setting forth the number of Shares with respect to which Options are being exercised. The purchase price of the Option Shares upon exercise of the Options by the Optionee shall be paid in full in cash.

STOCK CERTIFICATES.

Promptly after any exercise in whole or in part of the Options by Optionee, the Corporation shall deliver to Optionee a certificate or certificates for the number of Shares with respect to which the Options were so exercised, registered in Optionee name.

NONTRANSFERABILITY RESTRICTION.

The Options are not transferable by Optionee.

NO RIGHTS AS SHAREHOLDER PRIOR TO EXERCISE

Optionee shall not be deemed for any purpose to be a shareholder of Corporation with respect to any shares subject to the Options under this Agreement to which the Options shall not have been exercised.

ADJUSTMENTS

NO EFFECT ON CHANGES IN CORPORATION’S CAPITAL STRUCTURE. The existence of the Options shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustments, recapitalization, reorganization, or other changes in the Corporation’s capital structure or its business, or any merger or consolidation of the Corporation, or any issue of bonds, debentures, preferred or preference stocks ahead of or affecting the Option Shares, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

ADJUSTMENT TO OPTION SHARES.

The Option Shares are subject to adjustment upon recapitalization, reclassification, consolidation, merger, reorganization, stock dividend, reverse or forward stock split and the like. If the Corporation shall be reorganized, consolidated or merged with another corporation, Optionee shall be entitled to receive upon the exercise of the Option the same number and kind of shares of stock or the same amount of property, cash or securities as Optionee would have been entitled to receive upon the happening of any such corporate event as if Optionee had been, immediately prior to such event, the holder of the number of Shares covered by the Option.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Anavex Life Sciences Corp.

/s/ Harvey Lalach
Name: Harvey Lalach
Title: President

The undersigned Optionee hereby acknowledges receipt of this Stock Option Agreement, accepts the Options granted there under, and agrees to the terms and conditions thereof and the related Consultant Agreement.

OPTIONEE

/s/ Nick Demos
NAD Ltd.

Anavex Life Sciences Corp.

NOTICE OF EXERCISE OF STOCK OPTION

The undersigned hereby exercises the Stock Options granted by Anavex Life Sciences Corp. and seeks to purchase ____________________ shares of Common Stock of the Corporation pursuant to said Options. The undersigned understands that this exercise is subject to all the terms and provisions of the Stock Option Agreement dated as of May 1, 2009 and of the Consulting Agreement referred to therein.

Enclosed is a check in the sum of US $________________in payment for such shares.

Signature of Optionee

Date: